Exhibit 99.2

Argus Capital Corp. Announces Closing of Upsized $304.75 Million Initial Public Offering

NEW YORK, Sept. 24, 2021 /PRNewswire/ --  Argus Capital Corp. ("Argus") announced today that it has closed its initial public offering of 30,475,000 units at a price of $10.00 per unit, including 3,975,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units are listed on the Nasdaq Global Market ("Nasdaq") and began trading under the ticker symbol "ARGUU" on September 22, 2021. Each unit consists of one share of Argus' Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols "ARGU" and "ARGUW," respectively.

Argus' business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Argus may pursue an initial business combination opportunity in any industry or sector, it intends to identify and complete a business transaction with a company in the tech-driven media industry.

Goldman Sachs & Co. LLC and Morgan Stanley acted as the joint book-running managers for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com; Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, Email: prospectus@morganstanley.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on September 21, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Argus, including those set forth in the Risk Factors section of Argus' registration statement and prospectus for the offering filed with SEC. Copies are available on the SEC's website, www.sec.gov. Argus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.